UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	December 14, 2012

Wells Real Estate Fund XI, L.P.
(Exact Name of Registrant as Specified in Charter)

Georgia	000-25731	58-2250094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 14, 2012, The Wells Fund XI-Fund XII-REIT Joint Venture (the “Joint Venture”), a joint venture partnership between Wells Real Estate Fund XI, L.P. (the “Registrant”), Wells Real Estate Fund XII, L.P. and Piedmont Operating Partnership, LP, executed an agreement to lease 49% of an office building containing approximately 70,200 rentable square feet located in Leawood, Kansas (the "20/20 Building") to SelectQuote Insurance Services ("SelectQuote"), an unrelated party, for 69 months. The Registrant owns an equity interest of approximately 26.15% in the Joint Venture, which owns 100% of the 20/20 Building.

The commencement date of the aforementioned agreement is the earlier of the date on which (i) the tenant improvements are substantially complete or would have been complete without tenant delay days, or (ii) SelectQuote accepts possession and occupies the space. Based on an estimated commencement date of February 1, 2013, following a three-month base rental abatement period, annual base rent of $18.25 per square foot shall be payable through January 31, 2014. SelectQuote's annual base rent will increase by approximately 2% annually beginning on February 1, 2014. In addition to monthly base rent, SelectQuote is also required to reimburse the Joint Venture for its pro rata share of all operating costs and real estate taxes for the 20/20 Building that exceed base year expenses. In addition, SelectQuote is entitled to a landlord-funded tenant allowance of approximately $919,000. The Agreement allows SelectQuote to expand its square footage leased, subject to availability of space in the building, within first 45 months of the lease term, and gives SelectQuote the right of first refusal to lease additional space on the third floor of the building which is currently unoccupied. SelectQuote has the right to extend the lease term for an additional five-year period at the then fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND XI, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	WELLS CAPITAL, INC. Corporate General Partner

By:	/s/ Douglas P. Williams Douglas P. Williams Senior Vice President

Date: December 19, 2012